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                                                          SEC FILE NUMBER
                                                          0-24388
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  Form 12b-25
                          NOTIFICATION OF LATE FILING

(Check One): [] Form 10-K [] Form 20-F  [] Form 11-K [x] Form 10-Q [] Form N-SAR

               For Period Ended: June 30, 1996
               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [X] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR
               For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION

Manhattan Bagel Company, Inc.
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Full Name of Registrant


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Former Name if Applicable


246 Industrial Way West, Eatontown NJ 07724
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Address of Principal Executive Office (Street and Number)


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City, State and Zip Code

PART II - RULES 12b - 25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The investigation disclosed in the
     Registrant's Form 8-K Report filed                (Attach Extra Sheets
     June 20, 1996 has not been completed                 if Needed)
     as of this date.                                  SEC 1344 (11-91)